Exhibit 99.1

CONTACT:	Jim Cullinan
Vice President, Marketing
(858) 753-8661
jim.cullinan@biomedrealty.com

BIOMED REALTY TRUST SELLS KING OF PRUSSIA PROPERTY IN RADNOR TO PENN MEDICINE FOR $35 MILLION

Company To Redeploy Capital Into Growing Core Innovation Markets

SAN DIEGO – May 29, 2015 – BioMed Realty Trust, Inc. (NYSE: BMR) announced today the completion of the sale of its property at 145 King of Prussia Road in Radnor, PA to Penn Medicine for $35 million.

This deal will allow Penn Medicine to develop its own plan for the site in partnership with the Radnor Township. The transaction will result in an approximate $32 million impairment loss, which the company will record in the second quarter.

“The transaction is part of our broader plan designed to free up capital and personnel that can be redeployed into our other growing core innovation markets while providing one of our important university partners the opportunity to create something special in Radnor,” said Greg Lubushkin, Chief Financial Officer at BioMed Realty.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 18.0 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: adverse economic or real estate developments in the life science industry or the company’s target markets; and general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate). For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #